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EXHIBIT 15

Independent Registered Public Accounting Firm's Acknowledgement Letter

The Shareholders and Board of Directors
State Street Corporation

        We are aware of the incorporation by reference in Registration Statements (Form S-3: No. 333-132606 and Form S-8: Nos. 333-100001, 333-99989, 333-46678, 333-36793, 333-36409, 333-135696 and 2-68696), of our report dated May 8, 2008 relating to the unaudited condensed consolidated interim financial statements of State Street Corporation that are included in its Form 10-Q for the quarter ended March 31, 2008.

        Under Rule 436(c) of the 1933 Act, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act.

Boston, Massachusetts
May 8, 2008

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  EXHIBIT 15
Independent Registered Public Accounting Firm's Acknowledgement Letter